Exhibit 99.1

World Airways and North American Airlines Secure Major U.S. Military Team Members for Fiscal Year 2013

PEACHTREE CITY, Ga. (Nov. 3, 2011) –World Airways, Inc. and North American Airlines, Inc., both subsidiaries of Global Aviation Holdings Inc., and organizing members of the Alliance Team, announced new agreements with American Airlines, Inc. and US Airways, Inc. for the fiscal year 2013 charter airlift services contract from the U.S. Transportation Command  (USTRANSCOM), and an expected option year for fiscal 2014.

“We are pleased to announce the renewed long-term commitment of American Airlines and US Airways to the Alliance Team,” said Rob Binns, Chairman and CEO of Global Aviation Holdings.  “Global has been operating military charters for nearly 60 years, and we are able to maximize the value of network carriers’ commitments to the Civil Reserve Air Fleet.”

Under the participating agreements, airlines agree to commit eligible aircraft to the Civil Reserve Air Fleet (CRAF) program, in exchange for which the Alliance Team receives entitlement to operate military charters.  In 2010, Global Aviation Holdings earned more than $954 million in revenues from military charters, the most of any air carrier group.  The fiscal year 2013 CRAF contract is planned for fiscal years 2013 and 2014, consisting of a 12-month base period plus one option year.  The Alliance Team is in discussions to further grow its team with other key CRAF program participant airlines for the fiscal year 2013 CRAF contract.

About Global Aviation Holdings Inc.

Global Aviation Holdings Inc., based in Peachtree City, Georgia, is the parent company of North American Airlines and World Airways. Global is the largest commercial provider of charter air transportation for the U.S. military, and a major provider of worldwide commercial global passenger and cargo air transportation solutions. World Airways, founded in 1948 and based in Peachtree City, Ga., operates B747-400 and MD-11 freighter and passenger aircraft. North American Airlines, founded in 1989 and based in Jamaica, N.Y., operates B757-200ER and B767-300ER aircraft. For more information, please visit www.glah.com.

This news release contains forward-looking statements regarding the future performance of Global, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. Global undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MEDIA CONTACT:

Steve Forsyth

sforsyth@glah.com

(770) 632-8322